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Exhibit 10.66

TEAMING AGREEMENT

        THIS TEAMING AGREEMENT ("Agreement") is entered into by the following entities:

    DRS Sustainment Systems, Inc., a Delaware corporation, with an address of 201 Evans Lane, St. Louis, MO 63121 ("Prime"),

    and

    Force Protection, Inc., a Nevada corporation, with an address of 9801 Highway 78 Ladson, SC 29456 ("Sub").

        Prime and Sub may also be referred to in this Agreement individually as a "Party" or collectively as the "Parties" or the "Team."

BACKGROUND

    1.
    The U.S. Army TACOM Life Cycle Management Command [TACOM LCMC] ("Customer") has issued a solicitation for the Joint Light Tactical Vehicle—Technology Demonstration Phase (the "Procurement").

    2.
    Prime is experienced in military ground systems integration, as well as the design, development, and production of military trailers, and possesses Intellectual Property (as defined in Article 25) relating thereto that is valuable and proprietary to Prime.

    3.
    Sub is experienced in the design, development, and production, of wheeled armored vehicles, and possesses Intellectual Property, as defined in Article 25, relating thereto that is valuable and proprietary to Sub.

    4.
    The Parties thus have unique and complementary backgrounds and capabilities that, together, will enhance the likelihood of achieving the Customer's objectives, reduce technical and financial risks to the Customer, and ensure the maximum potential for competition in responding to the Customer's solicitation.

    5.
    The Parties recognize the efficiency of teaming and wish to team for the purpose of competitively responding to the Customer's solicitation and performing any resulting contract(s). The Parties have agreed, as set forth in Exhibit A, to the Parties' scope of work.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and in express reliance on the mutual covenants and conditions contained herein, the Parties agree as follows:

ARTICLE 1.—FORMATION OF TEAM

        Prime and Sub hereby team, in accordance with Federal Acquisition Regulation ("FAR") 9.601, for the purposes of (a) competing for the Procurement (as defined in Article 25), and (b) performing any resulting contract(s). The Parties agree that DRS shall be the prime contractor on behalf of the Team.

ARTICLE 2.—RELATIONSHIP OF THE PARTIES

2.1
Prime and Sub shall act as independent contractors in the performance of this Agreement, and neither Party shall act as agent for or partner of the other Party without the consent of the other Party. Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business entity of any kind, and the rights and obligations of the Parties shall be limited to those expressly set forth herein. Nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties.

2.2
This Agreement has been entered into solely for the benefit of the Parties and is not intended to create any legal, equitable, or beneficial interest in any third party, or to vest in any third party, any interest with respect to the enforcement or performance of this Agreement. The Parties agree that no customer has any legal interest in this Agreement, or in any dispute arising hereunder, and that no customer is a necessary or indispensable party to any action or proceeding for the resolution of such disputes. The Parties further agree not to assert in any such proceeding that any third party is necessary or indispensable to such proceeding or to a determination of the relief to be granted therein.

ARTICLE 3.—TECHNOLOGY TRANSFER

3.1
Throughout the term of this Agreement, subject always to applicable export control laws and regulations as well as the execution of any required enabling export licenses or agreements:

(a)
Prime shall disclose, and license to Sub, on a nonexclusive, royalty-free basis, on such terms as are provided herein, Intellectual Property relating to the Procurement solely to enable Sub to perform its obligations under this Agreement;

(b)
Sub shall disclose and license to Prime, on a nonexclusive, royalty-free basis, on such terms as are provided herein, Intellectual Property relating to the Procurement solely to enable Prime to perform its obligations under this Agreement; and

(c)
Any subcontract between the Parties resulting from this Agreement shall contain appropriate nonexclusive, royalty-free cross licenses between the Parties, to the extent allowed by law, so as to enable each Party to use the Intellectual Property of the other Party solely to perform its obligations under the subcontract and the related prime contract. Such cross licenses shall terminate no later than the close out of the related prime contract.

3.2
Intellectual Property and proprietary or confidential information disclosed hereunder shall be protected in accordance with the Nondisclosure Agreement between the Parties, dated January 11, 2008. A copy of such agreement is attached as Exhibit B.

3.3
In the event of a termination by Prime of this Agreement due to a material breach or material default of Sub, Sub shall, within five (5) business days from written notification from Prime, transfer and license to Prime all Intellectual Property owned or controlled by Sub that is necessary to enable Prime independently to perform or have performed by others all subcontract requirements under the Procurement that Sub would have been obligated to perform subject to negotiation of a mutually acceptable production license, including fees for the use of Sub's Intellectual Property and Improvements (as hereafter defined) to manufacture Sub's vehicles for the Procurement. This clause, suitably modified to identify the subcontracting parties, shall be included in any subcontract(s) entered into pursuant to this Agreement.

ARTICLE 4.—RESPONSIBILITIES

4.1
Because the proposal effort will involve business risks and necessarily will require the full cooperation of the Parties, the Parties agree, during the term of this Agreement, to work exclusively with each other on the Procurement and to not discuss any aspect of, make proposals to or agreements with, or solicit bids from any other person, firm or legal entity regarding the Procurement, excepting that (a) either Party may deal with vendors, consultants, and other third-parties whose information is reasonably necessary to develop its scope of work for the Team's proposal without approval by the other Party, (b) the parties may, by advance mutual agreement, bring in additional team members to the Team provided that such members will not include a lead systems integrator or a JLTV vehicle provider and (c) Prime may deal with the Customer as well as the Customer's representatives, contractors, and agents. This Agreement is not intended to and shall not be interpreted to in any way abridge, limit, or restrict the rights of the Parties to pursue, either independently or in conjunction with any other person or entity, business opportunities other than the Procurement.

4.2
Prime will maintain exclusively on behalf of the Team responsibility for all contacts and communications with the Customer, all proposal activities and negotiations, all decisions relating to the Procurement, and all post-award activities. Sub will work with and at the direction of Prime. Because the participation of Sub is substantial, Prime will consult with Sub on all major questions of project structure, execution and on marketing and business strategy.

4.3
During the term of this Agreement, each Party will exert its reasonable best efforts, to produce a proposal(s) that will cause selection of Prime as the prime contractor for the Procurement and acceptance of Sub as the subcontractor for the work identified in Exhibit A; provided, however, that Prime may, in its sole discretion, choose not to submit any proposal(s), bids, or other submission, at which time Sub may pursue the Procurement alone or with others.

4.4
Sub will cooperate in supporting the proposal efforts on the Procurement as reasonably requested by Prime. Sub will submit to Prime a proposal for its share of the work that is required by the Customer's solicitation and identified in Exhibit A by the date requested by Prime. As part of any proposal, the Sub shall incorporate all material required to be responsive to the Customer's solicitation that is pertinent to the work assigned to it as defined in Exhibit A, including any appropriate manuscripts, art work, work breakdown structure ("WBS"), technical descriptions, and current, accurate, and complete cost and pricing data in sufficient detail to permit negotiation of the prime contract and negotiation of the subcontract for Sub's work. If required by the Customer's solicitation, Sub may submit its cost or pricing data directly to the U.S. Government for review, provided that Sub submits such data concurrently with Prime's proposal submission to the Customer. Sub represents that its proposed prices will meet the requirements of the Truth in Negotiations Act, P.L. 87-653, as amended, and its implementing regulations.

4.5
Sub shall respond as quickly as practicable to Prime's requests for data and information required by the Prime to facilitate the successful competition by the Team for the Procurement.

4.6
In the event Prime should be involved in any written communications, presentations, or visits with the Customer concerning the Procurement, Sub shall, when requested, reasonably support Prime with respect to Sub's defined areas of work contained in Exhibit A.

4.7
Prime will have the final decision on the form and content of all documents submitted to the Customer; provided, however, that prior to submission of the proposal, Prime will reasonably afford Sub the opportunity to review the form and the content of Prime's proposal and to make recommendations, evaluate and comment on the form and content of Prime's proposal. Recommendations made by Sub as to changes in Proposal content shall be given serious consideration by Prime, but Prime shall have the final determination as to such changes; provided, however, that Prime shall not, without Sub's prior approval, effect any changes in the technical content, scope of work, or pricing of that portion of any Proposal which relates to Sub's area of responsibility. Upon submission of each Proposal, Prime will furnish to Sub two copies thereof, excluding Prime's proprietary information related to cost and pricing. Prime's proposal shall identify Sub as the subcontractor responsible for the work identified in Exhibit A.

4.8
During any negotiation or presentation with the Customer by Prime relative to the Procurement, Sub's personnel, with the authority to make decisions on behalf of Sub, shall be available for consultation with Prime in order that any required changes to Sub's portion of the proposal effort may be agreed upon promptly. Prime will also afford Sub the opportunity to be present at all Procurement presentations, discussions, conferences and Project reviews with Customer and/or other team members.

4.9
To the extent practicable, Prime shall keep Sub informed of significant events, deadlines, and milestones in the Procurement relating to Sub's effort.

4.10
Each Party shall bear all costs, risks and liabilities incurred by it arising out of its performance of this Agreement; provided, however, that the Prime shall be responsible for the costs of the graphic arts, printing, binding and delivery of the proposal(s). Neither Party shall have any right to any reimbursement, payment or compensation of any kind from the other during the period up to the award of a subcontract unless otherwise specifically agreed in writing by the Parties.

ARTICLE 5.—AWARD OF CONTRACT

5.1
If Prime is awarded a prime contract under the Procurement, Prime will award Sub a subcontract for that portion of the work required by the prime contract and identified as Sub's responsibility in Exhibit A, subject to (a) the further provisions of this Article 5; (b) any approval required by the Customer; (c) the Termination provisions of this Agreement; and (d) the mutual agreement of the Parties relative to terms and conditions of the subcontract, including price, specifications, and delivery schedule.

5.2
Any subcontract entered into by the Parties shall contain terms and conditions consistent with the Team's proposal and with the terms and conditions of the prime contract, appropriately tailored for flow-down into a subcontract, as well as such additional terms and conditions (a) mutually agreed by the Prime and Sub; (b) required by this Agreement; or (c) required as a result of the prime contract's definitization.

5.3
Prime may be required by the Customer to place some or all of the work identified as Sub's responsibility in Exhibit A with another source or to have such work bid on a competitive basis. In either of such events, Prime shall, in consultation with Sub, make good faith efforts to determine the cause for the Customer's direction and to convince the Customer to accept Sub for the work identified in Exhibit A. If such efforts are unsuccessful, it is agreed that Prime shall comply with the Customer's direction. When the Customer has redirected only a portion of the Sub's work, the Parties agree to negotiate in good faith an adjustment to Exhibit A. In the event that the Parties are unable to negotiate a prompt agreement on such an adjustment, this Agreement shall be terminated in accordance with the Termination provisions of this Agreement.

ARTICLE 6.—INTELLECTUAL PROPERTY

6.1
Subject to any rights of the Customer, each Party shall retain all right, title and interest to (a) any Intellectual Property it developed, authored, conceived or reduced to practice prior to the date of this Agreement, and (b) any Intellectual Property it develops, authors, conceives or reduces to practice independently and solely by that Party during the performance of this Agreement without the other Party's Intellectual Property. In either such event, no license, express or implied, or ownership shall inure to the benefit of the other Party to distribute or to display to the public or to prepare copies or derivative works of such works or to make, have made, use, sell, have sold, sublicense products or processes incorporating such Intellectual Property, except as expressly provided herein.

6.2
(a)    All rights, ownership, title and interest in and to (i) any derivative works or other modifications, add-ons, enhancements or improvements to Prime's Pre-Existing Intellectual Property and (ii) in and to all Intellectual Property developed (whether jointly or by Sub alone) during the performance of this Agreement that derives from and incorporates Prime's Pre-Existing Intellectual Property (collectively the "Prime Derivative Intellectual Property"), shall vest in and be and remain the property of Prime. To the extent any ownership rights in the Prime Derivative Intellectual Property would vest in Sub by operation of law, Sub hereby assigns and agrees that it shall assign such rights to Prime in full, and Sub agrees to cooperate with Prime to take any reasonably necessary steps to effect or perfect such rights.

  (b)    Unless otherwise agreed as evidenced in an executed Teaming Agreement, in no event shall any license, express or implied, or ownership inure to the benefit of the Party not owning Pre-Existing Intellectual Property, to reproduce, distribute, publicly display, modify or create derivative works of such works or to make, have made, use, sell, have sold, or sublicense such Intellectual Property.

  (c)    All rights, ownership, title and interest in and to (i) any derivative works or other modifications, add-ons, enhancements or improvements to Sub's Pre-Existing Intellectual Property and (ii) in and to all Intellectual Property developed (whether jointly or by Prime alone) during the performance of this Agreement that derives from and incorporates Sub's Pre-Existing Intellectual Property (collectively the "Sub Derivative Intellectual Property"), shall vest in and be and remain the property of Sub. To the extent any ownership rights in the Sub Derivative Intellectual Property would vest in Prime by operation of law, Prime hereby assigns and agrees that it shall assign such rights to Sub in full, and Prime agrees to cooperate with Sub to take any reasonably necessary steps to effect or perfect such rights.

  (d)    Prime Derivative Intellectual Property and Sub Derivative Intellectual Property is sometimes referred to herein collectively as "Derivative Intellectual Property."

6.3
In the event Intellectual Property that does not fall within the scope of Section 6.2 is developed jointly by the Parties during the performance of this Agreement (the "Joint Inventions"), such Joint Inventions shall be owned jointly by the Parties and each Party shall own an undivided interest in the patents, copyrights and other Intellectual Property resulting from such Joint Inventions. Prime and Sub may utilize the Joint Inventions only internally (not to include sublicensing any third parties) without restraint; except that neither Party shall take action with respect thereto that will adversely affect the rights of the other Party without the prior written consent of the other Party. The Parties agree that each will execute and cause to be executed all documents and do and cause to be done all acts reasonably necessary, desirable or convenient to enable the Parties to file and prosecute patent applications for Joint Inventions or copyright registrations on such Joint Inventions, and to maintain any patents granted regarding such Joint Inventions.

  Procedures for seeking and maintaining protection such as patents or copyrights for Joint Inventions shall be mutually agreed in good faith by the Parties. Any Party that does not reasonably cooperate or bear its proportionate share of expenses in securing and maintaining such patents on the Joint Inventions in any particular country or countries shall surrender its joint ownership under any resulting patents in such country or countries. Each Party shall be free to use and practice for its own purposes such Joint Inventions, with no right of accounting, except that each owning Party agrees to maintain such Joint Inventions as confidential and proprietary in the same manner it treats its own Intellectual Property of a similar character. Any licensing of such Joint Inventions by either Party shall be subject to the prior written agreement of the Parties.

6.4
Any subcontract between the Parties resulting from this Agreement shall contain intellectual property provisions consistent with Sections 6.1 through 6.3.

ARTICLE 7.—DISPUTE RESOLUTION

7.1
Any claim for the threatened, alleged, or actual breach of this Agreement by either Party (a "Dispute"), which cannot otherwise be resolved after good faith negotiations by the Parties, shall first be referred for resolution to the Parties' respective executive management in writing.

7.2
If the Parties' executive management are unable to resolve the claim, controversy or other matter within thirty (30) calendar days of such referral, then either Party may file suit in a court of competent jurisdiction.

7.3
Notwithstanding the above, either Party may immediately seek injunctive relief in a court of competent jurisdiction against improper use, disclosure, or threatened improper use or disclosure of Intellectual Property.

7.4
Notwithstanding the above, the Parties' failure in good faith to reach mutual agreement on the terms and conditions of a subcontract under this Agreement pursuant to Article 5 shall not be considered a controversy or claim subject to litigation under this Article.

ARTICLE 8.—TERMINATION

8.1
This Agreement shall terminate and all rights and duties hereunder shall cease, subject to Article 24 ("Survival"), upon the first to occur of the following:

(a)
Official written announcement by the Customer that the Procurement has been canceled or that an award will not be made in the Procurement to any person or entity.

(b)
Award of a prime contract to a contractor(s) other than Prime; provided, however, that in the event of a protest of such award to a government agency, the General Accounting Office, or a court, this Agreement shall remain in force and effect until such time as the protest has been resolved and the contract has been awarded to a contractor(s) other than Prime.

(c)
Award of a prime contract to Prime under the Procurement, and

(i)
Award of a subcontract by Prime to Sub related to the Procurement;

(ii)
Failure of Prime and Sub, after negotiation in good faith, to reach agreement on the terms of a subcontract within thirty (30) calendar days of the award of the prime contract to Prime; or

(iii)
Customer's disapproval of a subcontract to Sub, or Customer's direction for Prime to utilize a subcontract source other than Sub or to compete a material portion of the prime contract work identified as Sub's responsibility in Exhibit A and the Parties are unable to negotiate a revision to Exhibit A as provided for in Section 5.3.

(d)
Mutual consent of both Parties in writing.

(e)
Two years after the effective date of this Agreement if the Customer has not by that time entered into negotiations or discussions with Prime for the Procurement.

(f)
Written notification to Sub of the good faith decision by Prime not to submit a proposal for the Procurement.

(g)
Official written notice that Prime is outside of the competitive range for the Procurement and is not subject to being reinstated within the competitive range.

(h)
In the discretion of a Party, in the event the other Party is suspended, debarred, has an applicable security clearance revoked, files for bankruptcy becomes insolvent, is alleged to have violated any federal law or regulation relating to procurement, or experiences any other impairment in its capacity to contract.

(i)
In the discretion of a Party, in the event of a material breach or material default by the other Party of its obligations under this Agreement.

8.2
If this Agreement is terminated for reasons other than a material breach or material default of Sub, either Party shall be free to pursue its individual technical approach, subject to Article 24

  ("Survival"), in association with the successful contractor(s) or a third party for work that is the subject of this Agreement.

ARTICLE 9.—CONFLICT OF INTEREST

  Prime and Sub each acknowledge and agree that a material term of this Agreement is that there is no constraint or limitation on its ability to meet its responsibilities under this Agreement. The term "constraint or limitation" includes but is not limited to an organizational conflict of interest, consultant conflicts of interest, and/or contracts or agreements with third parties.

ARTICLE 10.—INDEMNITY

  Each Party (hereinafter referred to for the purpose of this clause as the "INDEMNITOR") shall indemnify and hold harmless the other Party from and against any and all claims, damages, demands, suits, actions, judgments, liabilities, defaults, or costs and expenses, including court costs and reasonable fees of outside counsel, against the other Party or the Team as a result of (a) any property damage or bodily injury to a third party to the extent caused by the INDEMNITOR in the course of performance of or as a result of the performance of this Agreement; or (b) any and all expenses, liability, and loss of any kind arising out of claims, suits, or actions alleging infringement, misuse, or misappropriation of third party Intellectual Property by the INDEMNITOR.

ARTICLE 11.—ASSIGNMENT

  A Party may not assign or transfer its rights or obligations in this Agreement (by operation of law or otherwise), in whole or in part, to any person or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that either Party may assign such rights or obligations to (a) a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, or (b) its parent, its parent's subsidiaries or other affiliates, upon condition that the assignee will assume all of the Party's obligations hereunder.

ARTICLE 12.—NOTICES

  Any notice, demand, request or statement required or permitted by this Agreement shall be in writing and shall be deemed given when delivered personally, sent by facsimile (which is confirmed), sent by overnight express courier, or mailed by certified or registered United States mail to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):

Prime	Sub
DRS Sustainment Systems Inc	Force Protection, Inc.
Attention: Richard Marquard Manager, Business Admin. & Contracts	Attention: Otis Byrd Director, Contracts
201 Evans Lane	9801 Highway 78
Saint Louis, MO 63121	Ladson, SC 29456
Phone: 314-553-4219	Phone: 843-574-3787
Fax: 314-553-4555	Fax: 843-740-1973
E-mail: rmarouard@drs-ssi.com	E-mail: otis.byrd@forceprotection.net

ARTICLE 13.—TAXES

  Each Party shall be responsible for its respective present and future taxes, duties, tariffs, fees, imports, and other charges, including but not limited to, income, excise, import, purchase, sales, use, turnover, added value, gross receipts, gross wages, and similar assessments imposed upon the Party by any taxing authority as a result of the performance of the Party's duties and responsibilities hereunder.

ARTICLE 14.—CLASSIFIED INFORMATION

  To the extent the obligations of the Parties involve access to security information bearing a United States' security classification of "Confidential" or higher, each Party shall be responsible for safeguarding such information in accordance with the provisions of applicable laws and regulations.

ARTICLE 15.—EXPORT AND IMPORT LAWS AND REGULATIONS

  Each Party represents that it will comply with all applicable export and import laws and regulations during performance of this Agreement, including, but not limited to, the U.S. Arms Export Control Act, as amended (22 U.S.C. §§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended (50 U.S.C. §§ 2401-2420), and the U.S. Export Administration Regulations, as amended (15 C.F.R. § 730 et seq.). The Parties shall not export, disclose, furnish or otherwise provide any article, technical data, technology, defense service, or technical assistance of the other Party to any foreign person or entity, whether within the U.S. or abroad, without obtaining, in advance, (a) appropriate U.S. government export authorization, and (b) written approval from the other Party.

ARTICLE 16.—GOVERNING LAW AND LANGUAGE

16.1
Regardless of its place of negotiation, execution, or performance, this Agreement shall be enforced and interpreted in accordance with the laws of the State of New York, without regard to that state's choice of law statutes and provisions, as well as in accordance with applicable federal procurement law as enunciated in decisions of administrative boards and the federal courts.

16.2
The English language version of this Agreement shall control over any translation.

ARTICLE 17.—PUBLICITY AND NEWS RELEASES

  Except as otherwise required by law or regulation, no news release, public announcement, advertisement or publicity concerning this Agreement, any proposals, resulting contracts, or subcontracts to be carried out hereunder, shall be released by either Party without the prior written approval of the other Party. Such approval shall not be unreasonably withheld.

ARTICLE 18.—LIMITATION OF LIABILITY

18.1
Except for liability arising from a breach of the articles entitled "Technology Transfer" and/or "Intellectual Property," in no event shall either Party be liable to the other Party for anything other than direct damages, and neither Party shall be liable to the other for consequential, incidental, special (including multiple or punitive) or any other indirect damages (including lost profits) that are claimed to be incurred by the other Party whether such claim arises under contract, tort (including strict liability), indemnity or other theory or law.

18.2
Notwithstanding the provisions of section 18.1, no limitation of liability under this agreement will be applicable with respect to a claim that is the result of a Party's gross negligence or intentional misconduct.

ARTICLE 19.—COMPLIANCE WITH LAWS

  Each Party warrants that it will comply with all applicable laws and regulations, including (but not limited to), the provisions of the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. § 78), the Procurement Integrity Act, as amended (41 U.S.C. § 423), and the Lobbying Disclosure Act of 1995, as amended (2 U.S.C. §§ 1601-1612) in connection with the performance of the activities contemplated by this Agreement.

ARTICLE 20.—NON-SOLICITATION OF EMPLOYEES

  The Parties agree that, during the term of this Agreement and for a one (1) year period thereafter, neither Party shall knowingly or actively seek to hire any employee of the other Party. This restriction shall not prohibit either Party from hiring any person as a result of the use of an independent employment agency (so long as the agency was not directed by such Party to solicit such person) or as the result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the other Party.

ARTICLE 21.—MODIFICATIONS, WAIVERS

21.1
This Agreement, including any and all exhibits, shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of the Parties.

21.2
The failure to exercise any right under this Agreement shall not be deemed to be a waiver of such right, and shall not affect the right to enforce each and every right hereof.

21.3
The waiver of any breach of any term, provision, covenant or condition herein contained shall not be deemed to be a waiver of any (a) subsequent breach of such term, provision, covenant or condition or (b) other term, provision, covenant, or condition.

ARTICLE 22.—SEVERABILITY

  If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remaining provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, provided the effectiveness of the remaining portions of this Agreement will not defeat the overall intent of the Parties. In such a situation, the Parties agree, to the extent legal and possible, to incorporate a replacement provision to accomplish the originally intended effect.

ARTICLE 23.—HEADINGS

  The article headings contained in this Agreement are for convenience and reference only, and shall not, in any way, affect the interpretation of this Agreement.

ARTICLE 24.—SURVIVAL

  The rights and duties of the Articles of this Agreement entitled "TECHNOLOGY TRANSFER," "INTELLECTUAL PROPERTY," "INDEMNITY," "CLASSIFIED INFORMATION," "EXPORT AND IMPORT LAWS AND REGULATIONS," "GOVERNING LAW AND LANGUAGE," "LIMITATION OF LIABILITY," AND "NON SOLICITATION OF EMPLOYEES" shall survive expiration or termination of this Agreement.

ARTICLE 25.—DEFINITIONS

  Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of the Agreement, and the definitions of such terms are equally applicable both to the singular and the plural forms:

25.1
A "Derivative" of the Product means variations of, or modifications to, the Product by the Customer to accommodate: (a) varying mission capabilities, (b) any modifications to accommodate new or improved technology, or (c) any other modification or variation of any nature by the Customer.

25.2
"Intellectual Property" means, but is not limited to, patents; patent applications, whether filed or not, and improvements; inventions of any kind, whether patentable or not, including inventions conceived or reduced to practice; copyrights; copyrighted or copyrightable materials; ideas expressed in any tangible or electronic medium of expression; trademarks; service marks; trade secrets; Technical Data; Computer Software; Technical Know-How, or any other recognized form of Intellectual Property.

25.3
"Pre-Existing Intellectual Property" means, all rights, ownership, title and any other interest in and to any Intellectual Property owned by or in possession of either Party that was developed, invented or conceived prior to the date of this Agreement and to any Intellectual Property developed by a Party independent of this Agreement without (i) the use of the other Party's Pre-Existing Intellectual Property and (ii) without the payment of a substantial portion of the cost of development of such Intellectual Property ("Pre-Existing Intellectual Property"). All such rights, ownership, title and any other interest in and to any Pre-Existing Intellectual Property are and shall remain with the Party owning such rights.

25.4
"Procurement" means the entire process pursuant to which the Customer selects, designs, develops, and procures the Product or a Derivative, including, but not limited to, any and all pre-proposal activity, the submission of proposals, the conduct of negotiations (if any), qualification testing (if any), and the performance of any resulting contract(s).

25.5
"Technical Data" and "Computer Software" mean those terms as defined in Sections 252.227-7013 and 252.227-7014, respectively, of the Department of Defense Federal Acquisition Regulation Supplement, 48 C.F.R. Part 252.

25.6
"Technical Know-How" means all recorded and unrecorded information and know how relating to the design, development or production of the Product including, but not limited to, specific application of the knowledge gained from experience in the design, development, or production of an article that is necessary or helpful in interpreting, applying or interrelating Technical Data, Computer Software, or other Intellectual Property relating to the Product.

ARTICLE 26.—ENTIRE AGREEMENT

  This Agreement, including the exhibits and attachments referenced herein, constitutes the entire understanding and agreement of and between the Parties as of the date and relative to the subject matter hereof, and it supersedes and replaces any and all previous understandings, commitments or agreements, oral or written.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate originals by each Party's duly authorized representative effective as of the day and year last written below.

DRS SUSTAINMENT SYSTEMS, INC.		FORCE PROTECTION, INC.
Signature	/s/ RICHARD A. MARQUARD	Signature	/s/ MICHAEL MOODY

Name	Richard A. Marquard	Name	Michael Moody

Title	Mgr., Business Admin. & Contracts	Title	Interim CEO

Date	14 February 2008	Date	25 February 2008

Attachments:

Exhibit A—Scope of Work

Exhibit B—Nondisclosure Agreement

EXHIBIT A

JLTV PROGRAM

SCOPE OF WORK

Joint Light Tactical Vehicle
(JLTV)

Scope of Work
for
JLTV Vehicle Platform
Technology Development

Prepared by:
DRS Technologies

WARNING: EXPORT CONTROLLED

      THIS DOCUMENT CONTAINS TECHNICAL DATA AS DEFINED IN 22 CFR 120.10 OF THE INTERNATIONAL TRAFFIC IN ARMS REGULATIONS. EXPORT OF THIS MATERIAL IS RESTRICTED BY THE ARMS EXPORT CONTROL ACT (22 U.S.C. 2751 ET SEQ). VIOLATIONS OF THESE EXPORT LAWS ARE SUBJECT TO SEVERE CRIMINAL PENALTIES.

COMPETITION SENSITIVE

TABLE OF CONTENTS

1.	Background	3
2.	Program Description	3
3.	Work Split	3
4.	Scope of Work	3
5.	Applicable Documents	4
6.	Specific Tasks	4
7.	Data Deliverables	6
8.	Communication	7
9.	Period of Performance	7
10.	Abbreviations	7

Joint Light Tactical Vehicle (JLTV)
Scope of Work

JLTV Vehicle Platform

1.
General Background:    Force Protection, Inc. (FPI) and DRS Technologies Inc. (DRS) have entered into an exclusive teaming agreement to jointly pursue the Joint Light Tactical Vehicle (JLTV) Technology Demonstration (TD) program. As a major team member and subcontractor, FPI's primary role will be to design and produce the JLTV Base Vehicle for this effort.

  DRS will prime the JLTV program effort and will lead the system integration effort. The JLTV system integration includes, but is not limited to, Government-Furnished Equipment (GFE), sensors, workstations, power management, health management, etc. The JLTV base vehicle platform includes, but is not limited to, power train components, wheels/tires, suspension assembly, vehicle hull/cab, seats, A-structure armor solution, chassis, transparent armor/glass, etc.

  This Scope of Work (SOW) identifies requirements associated with the DRS procurement of JLTV vehicles and other services from FPI.

2.
Program Description:    The JLTV is a family of vehicles (FoV) that fill mission role gaps identified from the current HMMWV program, The JLTV FoV is composed of three Payload Category vehicles, A, B, and C. The performance, force protection and physical characteristics of these Payload Category vehicles have been tailored to fulfill mission roles they will be required to execute. Each of the Payload Categories will have the capability of towing JLTV Companion Trailers as well as specified legacy trailers.

3.
Work Split:    Notwithstanding the work scope hereinafter described, both parties have agreed to and will strive for a work split goal of 50/50 on a revenue basis for this effort.

4.
Scope of Work:    This document defines the extent of tasks to be performed by FPI under the terms and conditions of the Teaming Agreement dated XXX and all Amendments thereto. These tasks shall consist of providing the necessary personnel, technical support, materials, documentation, services, and facilities required to:

a.
Design, fabricate, perform validation tests, and deliver the JLTV prototype vehicle platforms for the JLTV program's TD phase.

b.
Provide appropriate management activities to ensure timely and economic performance.

c.
Deliver the supporting data and ancillary items defined herein.

5.
Applicable Documents:    The following applicable documents listed and their contents form the basis of this Scope of Work (SOW):

a.
Joint Services Solicitation Number XXXX date issued XXX.

b.
Joint Services—Purchase Description for the Joint Light Tactical Vehicle (JLTV)—DRAFT Version 1.8 dated 7 Dec 2007.

c.
Joint Services—Purchase Description for the Joint Light Tactical Vehicle (JLTV) Annexes A—K—DRAFT Version 1.8 dated 7 Dec 2007.

6.
Specific Tasks:

a.
Unless modified or amended by the final Request for Proposal, FPI shall provide the following JLTV base vehicles/ballistic hulls for the Technical Demonstration phase of the JLTV program:
  •
  two (2) Payload Category A base vehicles

  •
  four (4) Payload Category B base vehicles

  •
  one (1) Payload Category C base vehicles and

      •
      one (1) Payload Category A ballistic hull/cab

      •
      two (2) Payload Category B ballistic hull/cabs

      •
      one (1) Payload Category C ballistic hull/cab

      •
      Ballistic Coupons—TBD

  b.
  Hardware performance and environmental capabilities shall be in compliance with Purchase Description version 1.8 dated 7 Dec 2007.

  c.
  Testing/Certifications: FPI shall perform acceptance testing on all deliverable base vehicle hardware. FPI shall also perform all inspections, tests and provide all certifications, as agreed upon with DRS, applicable to the JLTV base vehicles. Refer to Version 1.8 of the PD dated 7 Dec 2007 for applicable inspections, tests, and certifications.

  d.
  FPI shall submit its procedure for conducting the Acceptance Inspection and Test (AI&T) to DRS for review and approval not later than 30 days prior to the scheduled planned delivery of the prototype vehicles to DRS.

  e.
  Program Reviews/Meetings: FPI shall support meetings and reviews to provide DRS and the Government the means to assess the progress of the total program. FPI shall support JLTV Program meetings (Start of Work Meeting, Preliminary Design Review (PDR), Critical Design Review (CDR), etc.).

  f.
  Configuration Control: FPI shall be responsible for configuration control of its own contracted Configuration Items (CIs) throughout the JLTV program. FPI shall provide DRS with all the appropriate technical data required to perform the system-level integration tasks, to include proper Interface Control Documentation (ICD) per SDRL (CM001) [See Section 7]. All FPI internal/developmental changes to the technical data will be provided to DRS in a timely manner. FPI shall obtain DRS concurrence prior to implementing any changes to the vehicle/vehicle structure that may impact the system integration tasks.

  g.
  Logistics Support: FPI shall assist DRS in developing, testing, and producing the logistical data for the JLTV TD phase. FPI shall provide logistics source data for inclusion in Training Materials for training programs and training to DRS personnel in the operation and maintenance of the JLTV base vehicle.

  h.
  FPI shall provide on-site assistance during program duration to resolve any issues with FPI produced equipment that cannot be resolved remotely. This includes assistance, as required, during Government testing of the JLTV system at the Government test sites (including support for ballistic testing).

  i.
  Welding—FPI shall submit its welding procedures and welder certifications to DRS to show compliance with the Purchase Description and the Subcontract.

7.
Data Deliverables

        FPI shall submit data items identified below in accordance with applicable Data Item Description (DID) requirements as they apply to the JLTV base vehicles (FPI's format is acceptable):

SDRL	Title	Frequency	Submission Date	Approval	No of Copies
CM001	Interface Control Documentation	As Required	As Generated	As Needed	1 Copy
A005	Logistics Management Information (LMI) Data Products (DI-ILSS-81529)	As Required	As Generated	30 days after submission to DRS	1 Copy
A011	Proposed Spare Parts List (DI-ILSS-80134 A)	One w/Revisions	180 Days After Subcontract Award	15 days after submission to DRS	1 Copy
A017	Failure Analysis and Corrective Action Report (D1-RELI-81315 T)	As Required	10 Days After Failure	15 days after submission to DRS	1 Copy
A019	Certificates of Conformance	As Required	With Delivery of Prototype to DRS	15 days after submission to DRS	1 Copy
B001	Acceptance Test Procedure	One w/Revisions	30 Days Prior to Acceptance Testing	10 days after submission	1 Copy
B004	Welding Certifications	As Required	180 Days After Subcontract Award	30 days after submission to DRS	1 Copy

  GENERAL NOTES:

  i.
  Each SDRL shall be prepared in supplier's format. Electronic submittal of the data via email is preferred.

  ii.
  Unless otherwise stated the number of days is calendar days. For approvals of less than 30 days, data to be faxed or emailed.

  iii.
  Data items too large to fax or email are to be sent by courier and have a fax or email message indicating date shipped and carrier's waybill number.

  iv.
  Each SDRL submittal shall indicate the SDRL title, SDRL number and status of the content (e.g., preliminary, final, change pages, revision level, document date, etc.)

  8.    Communication:

        Program communication will be required and will be considered only as a technical information exchange. Any contractual correspondence and communications between FPI and DRS shall be conducted through the companies' respective Contracts/Subcontracts Administrator.

  9.    Period of Performance:

        The period of performance shall be as further delineated within the subcontract and will be dependent on quantities ordered and delivery schedule.

  10.    ABBREVIATIONS

AI&T	Acceptance Inspection and Test
ATP	Acceptance Test Procedures
CDR	Critical Design Review
CI	Configuration Item
DID	Data Item Description
ECP	Engineering Change Proposal
FAT	First Article Test
ILS	Integrated Logistics Support
JLTV	Joint Light Tactical Vehicle
LMI	Logistics Management Information
MRB	Material Review Board
PDR	Preliminary Design Review
PO	Purchase Order
QAR	Quality Assurance Review
RFD	Request for Deviation
RFW	Request for Waiver
SDRL	Subcontract Data Requirement List
SOW	Scope of Work
TD	Technology Demonstration

EXHIBIT B

JLTV PROGRAM

 MUTUAL NONDISCLOSURE AGREEMENT

MUTUAL NONDISCLOSURE AGREEMENT

        THIS MUTUAL NONDISCLOSURE AGREEMENT ("Agreement") is entered into by the following entities:

  DRS Sustainment Systems, Inc., a Delaware corporation, with an address of 201 Evans Lane, St. Louis, Missouri 63121 ("DRS SSI"),

  and

  Force Protection, Inc., a Nevada corporation, with an address of 9801 Highway 78, Ladson, South Carolina 29456 ("FPI").

        DRS SSI and FPI, may also be referred to in this Agreement individually as a "Party" or collectively as the "Parties."

BACKGROUND

1.
Each Party represents that it possesses competitively valuable proprietary and confidential information which is not generally available to the public and which the Party desires to protect against disclosure or competitive use (the "Proprietary Information").

2.
Proprietary Information may include, but is not limited to, tangible or intangible information related to a Party's products, processes, methods, ideas, concepts, discoveries, designs, drawings, specifications, techniques, practices, models, diagrams, source code, object code, software, programs, know-how, technical data, research and development, or business and financial data.

3.
The Parties contemplate engaging in business discussions during which it may become necessary to exchange Proprietary Information, and desire to establish a mutual understanding concerning the preservation and safeguarding of such information.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and in express reliance on the mutual covenants and conditions contained herein, the Parties agree as follows:

1.
During the term of this Agreement, the Parties, to the extent of their right to do so, may exchange information that is considered by the disclosing Party to be Proprietary Information. For such information to be considered Proprietary Information and subject to this Agreement, it shall be identified in writing at the time of the disclosure by an appropriate legend, marking, stamp or positive written identification on the face thereof to be Proprietary Information. In order for any Proprietary Information that is exchanged between the Parties orally or visually to be subject to this Agreement, it shall be identified as Proprietary Information to the receiving Party orally at the time of disclosure and in writing within fourteen (14) calendar days after such oral or visual disclosure.

2.
Proprietary Information delivered by the disclosing Party to the receiving Party shall be used solely for the purpose of discussions relative to the Joint Light Tactical Vehicle (JLTV) Program and evaluation of various items for potential application to the program, such as vehicle electronics, diagnostics, and power applications; C4ISR; Situational Awareness Systems; Armor; and ground combat & tactical wheeled vehicles (the "Permitted Purpose"). No other use of Proprietary Information is granted without the prior written consent of the disclosing Party.

3.
This Agreement shall (unless extended by written, mutual agreement) automatically terminate on January 31, 2010, but may be terminated earlier by either Party giving thirty (30) days notice in writing to the other Party of its intention to terminate. Termination shall not, however, affect the rights and obligations in this Agreement with respect to Proprietary Information supplied prior to termination.

4.
From the date of its disclosure until three (3) years after the date of termination of this Agreement, the receiving Party shall protect the disclosing Party's Proprietary Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third-parties or publication of the Proprietary Information as the receiving Party uses to protect its own Proprietary Information of a like nature. The receiving Party shall further restrict disclosure of such Proprietary Information to those of its directors, officers, employees, agents, and advisors (including attorneys, accountants, and financial advisers) who have a need to know and who have been advised of and agreed to the restrictions on disclosure and use contained in this Agreement. Notwithstanding the period set forth in the first sentence of this section, the Parties may agree in writing to an extended period of protection for certain Proprietary Information.

5.
This Agreement imposes no obligation upon a receiving Party with respect to Proprietary Information which: (a) was in the receiving Party's possession before receipt from the disclosing Party; (b) is or becomes a matter of public knowledge through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a rightfully possessing third party without a duty of confidentiality; (d) is required to be disclosed by court order or other lawful governmental action, but only to the extent so ordered, and provided that the Party so ordered shall notify the disclosing Party of the underlying proceeding in sufficient time so that the disclosing Party may attempt to obtain a protective order; (e) is disclosed by the receiving Party with the disclosing Party's prior written approval in accordance with that written approval; or (f) is independently developed by the receiving Party without access to Proprietary Information exchanged hereunder as provable by competent evidence.

6.
All Proprietary Information is and shall remain the sole and exclusive property of the disclosing Party, and neither Party acquires any license, intellectual property rights, or legal or equitable interest in the other Party's Proprietary Information except for the limited right to make copies as necessary, and in accordance with this Agreement, for the Permitted Purpose.

7.
All Proprietary Information is provided "AS IS," and neither Party makes any warranty regarding the accuracy, appropriateness or reliability of such information. The entire risk arising out of the use of the Proprietary Information remains with the receiving Party.

8.
The receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Proprietary Information, or any other breach of this Agreement by the receiving Party, and will cooperate with the disclosing Party in every reasonable way to help the disclosing Party regain possession of the Proprietary Information and prevent further unauthorized use or disclosure.

9.
This Agreement shall not be construed as a sales agreement, teaming agreement, joint venture or other similar arrangement; rather, the Parties expressly agree that this Agreement is solely for the purpose of protecting Proprietary Information.

10.
Neither Party has an obligation to supply Proprietary Information to the other Party; furthermore, neither Party has an obligation under this Agreement to purchase any item or service from the other Party.

11.
The preferred, but nonexclusive, points of contact for the Parties with respect to the exchange of Proprietary Information are:

DRS SSI:	FPI:
Michael O'Leary	John F. Wall III
Director, Business Development	VP, Legal Affairs
Telephone: (314) 553-4912	Telephone: (843) 574-0571
Fax: (314) 553-4979	Fax: (843) 553-1311
Email: moleary@drs-ssi.com	Email: john.wall@forceprotection.net

  Proprietary Information may and written notices shall be sent to the points of contact at the addresses on the first page of this Agreement. Each Party may revise its point of contact or address by written notice to the other.

12.
Each Party represents that it will comply with all applicable export and import laws and regulations during performance of this Agreement, including but not limited to, the U.S. Arms Export Control Act; as amended (22 U.S.C. §§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended, (50 U.S.C. §§ 2401-2420), and the U.S. Export Administration Regulations, as amended (15 C.F.R. § 730 et seq.). The Parties shall not export, disclose, furnish or otherwise provide any article, technical data, technology, defense service, or technical assistance of the other Party to any foreign person or entity, whether within the U.S. or abroad, without obtaining in advance, (a) appropriate U.S. government export authorization, and (b) written approval from the other Party.

13.
This Agreement shall apply in lieu of and notwithstanding any specific legend or statement associated with any particular information or data exchanged, and the duties of the Parties shall be determined exclusively by the terms and conditions of this Agreement.

14.
Upon written request of the disclosing Party, the receiving Party shall return all originals, copies, reproductions and summaries of Proprietary Information in the receiving Party's possession or control or, at the disclosing Party's option, destroy and certify to such destruction.

15.
The Parties agree that, during the term of this Agreement and for a one (1) year period thereafter, neither Party shall knowingly or actively seek to hire any employee of the other Party. This restriction shall not prohibit either Party from hiring any person as a result of the use of an independent employment agency (so long as the agency was not directed by such Party to solicit such person) or as the result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the other Party.

16.
The receiving Party acknowledges that monetary damages may be an insufficient remedy for damages resulting from the unauthorized disclosure of Proprietary Information and that the disclosing Party shall be entitled, without waiving any other rights or remedies, to seek such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction. Nothing herein shall be construed as prohibiting the disclosing Party from pursuing any other available remedy for unauthorized disclosure or for breach or threatened breach of this Agreement.

17.
The Parties shall perform their respective obligations hereunder without charge to the other, and neither Party shall assign any rights hereunder or disclose the existence of this Agreement publicly without the prior written approval of the other Party.

18.
Regardless of its place of negotiation, execution, or performance, this Agreement shall be enforced and interpreted in accordance with the laws of the State of Delaware, without regard to that state's choice of law statutes and provisions. This Agreement shall be binding on the Parties, their successors and assigns.

19.
If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remaining provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, provided the effectiveness of the remaining portions of this Agreement will not defeat the overall intent of the Parties. In such a situation, the Parties agree, to the extent legal and possible, to incorporate a replacement provision to accomplish the originally intended effect.

20.
This Agreement shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of the Parties. The failure to exercise any right under this Agreement shall not be deemed to be a waiver of such right, and shall not affect the right to enforce each and every right hereof. The waiver of any breach of any term, provision, covenant or condition herein contained shall not be, deemed to be a waiver of any (a) subsequent breach of such term, provision, covenant or condition or (b) other term, provision, covenant, or condition.

21.
This Agreement constitutes the entire understanding and agreement of and between the Parties relative to the protection of Proprietary Information relating to the Permitted Purpose and supersedes and replaces any and all previous understandings, commitments or agreements, oral or written.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by each Party's duly authorized representative, and this Agreement shall be effective as of the day and year last written below.

DRS SUSTAINMENT SYSTEMS, INC.		FORCE PROTECTION, INC.
Signature	/s/ MICHAEL P. JONES	Signature	/s/ JOHN F. WALL, III

Name	Michael P. Jones	Name	John F. Wall, III

Title	Mgr., Bus. Admin & Contr.	Title	VP, Legal Affairs

Date	11 January 2008	Date	1/11/08

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  Exhibit 10.66